Exhibit 99.1

FOR MORE INFORMATION:

Charles Lynch

Vice President, Strategy and Investor Relations

954-384-0175, x 5692

charles_lynch@mednax.com

FOR IMMEDIATE RELEASE

MEDNAX Previews 2017 First Quarter Results

FORT LAUDERDALE, Fla., April 20, 2017 – MEDNAX, Inc. (NYSE: MD), today announced preliminary financial and operating results for the three months ended March 31, 2017. These results are subject to revision upon finalization of the Company’s quarterly accounting and financial reporting procedures.

For the 2017 first quarter, the Company’s expected results compared to its previously reported anticipated outlook were impacted by the following factors:

•	Lower same-unit revenue driven by a shift to government payors and lower neonatology volumes which had a combined unfavorable impact of $0.11 per share; and

•	Higher practice compensation expense, primarily for non-physician clinicians which had an unfavorable impact of $0.02 per share.

MEDNAX expects to report the following results for the 2017 first quarter as compared to the first quarter of 2016:

•	Net revenue of $836 million, compared to $753 million;

•	Net income of $55 million, compared to $68 million;

•	EBITDA of $132 million, compared to $144 million;

•	Earnings per share of $0.59, compared to $0.73; and

•	Adjusted EPS of $0.75, compared to $0.87.

For the first quarter, same-unit revenue is expected to decline by 0.9 percent when compared to the prior year period. Compared to the Company’s expected range of same-unit growth within its previously reported first-quarter outlook of one percent to three percent, this decline in same-unit revenue is expected to impact Adjusted EPS by $0.11.

Same-unit revenue from net reimbursement-related factors is expected to decline by 0.6 percent for the first quarter of 2017, compared to the first quarter of 2016, driven by a 90 basis point payor mix shift to government payors that impacted same-unit pricing negatively by 150 basis points. Within MEDNAX’s primary clinical specialties, on a same-unit basis, payor mix for anesthesiology services is expected to shift by 190 basis points to government payors compared to the prior year period, while payor mix for neonatology services is expected to be relatively unchanged.

Same-unit revenue attributable to patient volume is expected to decline by 0.3 percent for the first quarter of 2017, compared to the first quarter of 2016. For the 2017 first quarter, same-unit neonatal intensive care unit (NICU) patient days are expected to decline 2.1 percent compared to the prior year period (1.0 percent when adjusted for one fewer day in 2017), reflecting a decline in total births at the hospitals where MEDNAX provides neonatology services of 2.9 percent (1.8 percent when adjusted for one fewer day in 2017). This decline in NICU patient days is expected to impact MEDNAX’s same-unit volume negatively by approximately 60 basis points.

In addition, higher than expected practice salaries and benefits expense, primarily for non-physician clinicians, is expected to impact the Company’s Adjusted EPS unfavorably by $0.02 from what was anticipated within MEDNAX’s previously reported first-quarter outlook.

Non-GAAP Measures

A reconciliation of expected EBITDA and expected Adjusted EPS for the three months ended March 31, 2017, and reported EBITDA and Adjusted EPS for the three months ended March 31, 2016, to the most directly comparable GAAP measures is provided in the financial tables of this press release. Additionally, historical reconciliations of EBITDA and Adjusted EPS to the most directly comparable GAAP measures are available on the Company’s website at www.mednax.com/investors.

Earnings Conference Call

MEDNAX, Inc. will host an investor conference call and webcast on Thursday, May 4, 2017, at 10:00 a.m. ET, to discuss results from operations for the quarter ended March 31, 2017. A detailed press release will be issued the morning of May 4, 2017, before the securities markets open.

The investor conference call will be webcast and can be accessed at MEDNAX’s website, www.mednax.com/investors.

ABOUT MEDNAX

MEDNAX, Inc. is a national health solutions partner comprised of the nation’s leading providers of physician services. Physicians and advanced practitioners practicing as part of MEDNAX are reshaping the delivery of care within their specialties and subspecialties, using evidence-based tools, continuous quality initiatives, clinical research and telemedicine to enhance patient outcomes and provide high-quality, cost-effective care. The Company was founded in 1979, and today, through its affiliated professional corporations, MEDNAX provides services through a network of more than 3,725 physicians in all 50 states and Puerto Rico. In addition to its national physician network, MEDNAX provides services to healthcare facilities and physicians in over 40 states through two complementary businesses, consisting of a management services company and a consulting services company. Additional information is available at www.mednax.com.

###

Certain statements and information in this press release may be deemed to contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions, and are based on assumptions and assessments made by MEDNAX’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and MEDNAX undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in MEDNAX’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors”, as well MEDNAX’s current reports on Form 8-K, filed with the Securities and Exchange Commission.

MEDNAX, INC.

Reconciliation of Expected Net Income Attributable to MEDNAX, Inc. to Expected EBITDA

(in thousands)

(Unaudited)

	Three Months Ended March 31,
	2017	2016
Net income attributable to MEDNAX, Inc.	$54,691	$67,899
Interest expense, net(1)	16,379	13,051
Income tax provision	34,967	43,411
Depreciation and amortization	25,614	19,584

EBITDA	$131,651	$143,945

(1)	Interest expense, net is composed of interest expense, investment and other income and equity in earnings of unconsolidated affiliate.

MEDNAX, INC.

Reconciliation of Expected Diluted Net Income per Share Attributable to MEDNAX, Inc.

to Expected Adjusted Diluted Net Income per Share Attributable to MEDNAX, Inc. (“Adjusted EPS”)

(in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2017		2016
Weighted average dilutive shares outstanding	93,143		93,091
Net income and diluted net income per share attributable to MEDNAX, Inc.	$54,691	$0.59	$67,899	$0.73
Adjustments:
Amortization (net of tax of $6,843 and $5,118)	10,704	0.11	8,005	0.08
Stock-based compensation (net of tax of $2,939 and $3,476)	4,597	0.05	5,437	0.06

Adjusted net income and diluted EPS	$69,992	$0.75	$81,341	$0.87